                                                FILED PURSUANT TO RULE 424(b)(1)
                                                 REGISTRATION FILE NO. 333-55859
PROSPECTUS
JUNE 18, 1998

                                107,841 SHARES

                             WHITTAKER CORPORATION

                                 COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                               ----------------

  All of the shares of Common Stock, par value $.01 per share ("Common Stock"), of Whittaker Corporation, a Delaware corporation (the "Company"), offered hereby (the "Shares") are being offered by a stockholder of the Company (the "Selling Stockholder") as described more fully herein. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Use of Proceeds," "Selling Stockholder" and "Plan of Distribution."

  The Common Stock is traded on the New York and Pacific Stock Exchanges under the symbol "WKR." On June 17, 1998, the last reported sale price of the Common Stock on the New York Stock Exchange was $13.125 per share.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Prospectus relates to 107,841 shares of Common Stock which were originally issued by the Company to the Selling Stockholder as of May 4, 1998 in a transaction exempt from the requirements of the Securities Act of 1933, as amended. The issuance of the 107,841 shares of Common Stock to such person was made in connection with the Company's amendment of its agreement to acquire Whittaker Communications, Inc., from the Selling Stockholder. The Selling Stockholder, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific shares to be sold, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholder" and "Plan of Distribution."

                 The date of this Prospectus is June 18, 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is listed on the New York and Pacific Stock Exchanges under the symbol "WKR." Reports, proxy materials and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; and the Pacific Exchange, Inc., 618 South Spring Street, Los Angeles, California 90014, and 301 Pine Street, San Francisco, California 94104.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with any and all amendments, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Common Stock and associated Rights offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated herein by reference. See "Incorporation of Certain Documents by Reference." For further information regarding the Company and the Common Stock and associated Rights offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto and the documents incorporated herein by reference.

  The principal executive offices of the Company are located at 1955 North Surveyor Avenue, Simi Valley, California 93063; (805) 526-5700.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, as amended by Form 10-K/A dated April 8, 1998 (filed on April 8, 1998); (ii) the Company's Proxy Statement dated March 3, 1998 related to the Annual Meeting of Stockholders to be held on April 3, 1998; (iii) the Company's Quarterly Reports on Form 10-Q for the quarter ended January 31, 1998, as amended by Form 10-Q/A dated April 8, 1998 (filed on April 8, 1998), and for the quarter ended April 30, 1998, dated June 10, 1998 (filed on June 11, 1998); (iv) the Company's Current Reports on Form 8-K dated February 2, 1998 (filed on February 3, 1998), dated March 2, 1998 (filed on March 3, 1998), dated May 7, 1998 (filed on May 8, 1998), dated May 12, 1998 (filed on May 13, 1998), dated May 26, 1998 (filed on May 27, 1998), and dated June 1, 1998 (filed on June 1,
1998) and on Form 8-K/A dated April 6, 1998 (filed on April 6, 1998); (v) a description of the Common Stock included in a Registration Statement on Form 8-A filed on June 21, 1989; and (vi) a description of the Rights included in a Registration Statement on Form 8-A filed on November 23, 1988. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

  Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus.

  The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Lynne M.O. Brickner, Vice President and Secretary, Whittaker Corporation, 1955 North Surveyor Avenue, Simi Valley, California 93063; (805) 526-5700.

                                USE OF PROCEEDS

  The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of the Selling Stockholder. Accordingly, the Company will receive none of the proceeds from sales thereof.

                              SELLING STOCKHOLDER

  As of the date of this Prospectus, Hughes Electronics Corporation, a Delaware corporation, the Selling Stockholder, owns 107,841 shares of Common Stock (approximately .95% of the Common Stock outstanding as of June 11,
1998). Assuming that the Selling Stockholder sells all 107,841 shares of Common Stock offered hereby (the "Shares"), the Selling Stockholder will no longer own beneficially any shares of Common Stock.

  In connection with the issuance of the 107,841 Shares of Common Stock to the Selling Stockholder, the Company agreed to file and use its best efforts to cause to be declared effective the Registration Statement of which this Prospectus is a part. The Company has also agreed to keep the Registration Statement effective until the first to occur of (i) the 90th day following the effective date of the Registration Statement or (ii) such time as all of the Shares have been sold. The Company has agreed to indemnify the Selling Stockholder and its officers, directors and controlling persons against certain liabilities, including certain liabilities under the Securities Act. The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, administrative expenses and its own counsel fees.

                             PLAN OF DISTRIBUTION

  The Selling Stockholder may sell Shares in any of the following transactions: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares by the Selling Stockholder may be effected from time to time in one or more transactions on the New York or Pacific Stock Exchanges or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Shares by them and any discounts, concessions or commissions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, concessions or commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

  Certain of the underwriters, dealers or agents may have other business relationships with the Company and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Lynne M.O. Brickner, Vice President, Secretary and General Counsel of the Company. As previously disclosed in the Company's Proxy Statement dated March 3, 1998, Ms. Brickner has been granted options to purchase shares of the Company's Common Stock under the Company's Long-Term Stock Incentive Plan (1989).

                                    EXPERTS

  The consolidated financial statements of Whittaker Corporation appearing in Whittaker Corporation's Annual Report (Form 10-K/A) for the year ended October 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

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                               TABLE OF CONTENTS

                                                                            PAGE
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
Available Information......................................................   2
Incorporation of Certain Documents
 by Reference..............................................................   2
Use of Proceeds............................................................   3
Selling Stockholder........................................................   3
Plan of Distribution.......................................................   3
Legal Matters..............................................................   4
Experts....................................................................   4

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                                107,841 SHARES

                                   WHITTAKER
                                  CORPORATION

                                 COMMON STOCK
                          (Par Value $.01 per Share)

                               ----------------

                                  PROSPECTUS

                               ----------------

                                 June 18, 1998

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